Exhibit 99.1

ImClone Systems Incorporated
180 Varick Street New York, NY 10014 Tel: (212) 645-1405 Fax: (212) 645-2054 www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

INDEPENDENT CLINICAL REVIEW OF PHASE III TRIAL SHOWS ERBITUX AND
RADIATION CONTROL SPREAD OF ADVANCED SQUAMOUS CELL CANCER OF
THE HEAD AND NECK BETTER THAN RADIATION ALONE

Primary and Secondary Study Endpoints Met with Statistical Significance

New York, NY, June 8, 2005 – ImClone Systems Incorporated (NASDAQ: IMCL) announced today that an Independent Clinical Review Committee (ICRC) analysis of a Phase III study (IMCL-9815) of Erbitux® (Cetuximab) in combination with radiation in first-line squamous cell carcinoma of the head and neck (SCCHN) confirmed that the study had met its primary efficacy endpoint of locoregional control (or the prevention of the spread of cancer beyond the head and neck area) compared to radiation alone. Results of the analysis demonstrated a statistically significant improvement in locoregional control when Erbitux was added to radiation. Overall survival and progression-free survival, secondary endpoints of the study, also demonstrated statistically significant improvements with the addition of Erbitux to radiation. The study was first presented at the annual meeting of the American Society of Clinical Oncology in 2004. Primary and secondary endpoint data from study IMCL-9815 will be submitted to the next major scientific meeting.

"Head and neck cancer remains a disease with too few treatment options and no new therapeutic product approvals in over a decade. This independent review was a critical step toward the filing of a supplemental Biologics License Application for use of Erbitux in this tumor type, and we thank all of the reviewers for their diligent efforts in completing the process," said Eric K. Rowinsky, M.D., Senior Vice President and Chief Medical Officer of ImClone Systems. "We look forward to discussing the next steps toward a regulatory filing with the FDA."

This is the first Phase III trial examining the impact of combining Erbitux with radiation on locoregional disease control and survival. The study was an international, randomized trial that enrolled 424 patients with advanced squamous cell carcinoma of the oropharynx (area of the throat at the back of the mouth), larynx (voice box) or hypopharynx (cavity at the back of the mouth that opens into the esophagus) that has spread through the head and neck region.

About Head and Neck Cancer

According to the American Cancer Society, approximately 40,000 Americans will be diagnosed with oral, head and neck cancer this year, including cancers of the tongue, mouth, pharynx, and larynx. More than 11,000 Americans died from the disease in 2004.

About Erbitux (Cetuximab)

On February 12, 2004, the FDA approved Erbitux for use in the United States in combination with irinotecan in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are refractory to irinotecan-based chemotherapy and for use as a single agent in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are intolerant to irinotecan-based chemotherapy. The effectiveness of Erbitux is based on objective response rates. Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with Erbitux.

Important Safety Information

Severe infusion reactions, rarely fatal and characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, and hypotension, have occurred in approximately 3% (20/774) of patients with the administration of ERBITUX. Most reactions (90%) are associated with the first infusion of ERBITUX despite the use of prophylactic antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of 774 patients receiving ERBITUX.

Dermatologic toxicities, including acneform rash (11% of 774 patients, grade 3/4), skin drying and fissuring, inflammatory or infectious sequelae (e.g. blepharitis, cheilitis, cellulitis, cyst) and paronychial inflammation (0.4% of 774 patients, grade 3) were reported. Sun exposure may exacerbate any skin reactions.

Hypomagnesemia has been reported with ERBITUX when administered as a single agent and in combination with multiple different chemotherapeutic regimens. The incidence of hypomagnesemia (both overall and severe (NCI CTC grades 3 & 4)) is increased in patients receiving chemotherapy and ERBITUX as compared to those receiving chemotherapy alone based on controlled clinical trials. Patients receiving ERBITUX therapy should be monitored for hypomagnesemia. Magnesium repletion may be necessary based on clinical judgment.

Other serious adverse events associated with ERBITUX in clinical trials (n=774) were fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX plus irinotecan, 2% receiving ERBITUX as a single agent) and diarrhea (6% in patients receiving ERBITUX plus irinotecan, 0.2% with ERBITUX as a single agent).

Additional common adverse events seen in patients receiving ERBITUX plus irinotecan (n=354) or ERBITUX as a single agent (n=420) were acneform rash (88%/90%), asthenia/malaise (73%/48%), diarrhea (72%/25%), nausea (55%/29%), abdominal pain (45%/26%), vomiting (41%/25%), fever (34%/27%), constipation (30%/26%) and headache (14%/26%).

Full prescribing information, including boxed WARNING regarding infusion reactions, is available upon request or by visiting www.Erbitux.com.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company's research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

ERBITUX is a registered trademark of ImClone Systems Incorporated.

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